OMB Approval
OMB Number 3235-0362
Expires: February 1, 1994

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed  pursuant to Section  16(a) of the  securities  Exchange Act of 1934,
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

     __ Check if no longer subject to Section 16, Form 4 or Form 5, Obligation may continue. (See Instructions)


                                                     Robertson, M.G.
1. Name and Address of Reporting Person:             977 Centerville Turnpike
                                                     SHB-301
                                                     Virginia Beach, VA 23463
------------------------------------------           ---------------------------

2. Issuer Name and Ticker or Trading Symbol:         Natural Solutions
                                                     Corporation/ICEB
-------------------------------------------          ---------------------------

3. IRS or SSN of Reporting Person (Voluntary):
-------------------------------------------          ---------------------------

4. Statement for Month/Year                          July 2000
-------------------------------------------          ---------------------------

5. If Amendment, Date of Original:
-------------------------------------------          ---------------------------

6. Relation of Reporting Person to Issuer            X     Director
                                                     X     10% owner
                                                     _     Officer (Title):
                                                     _     Other (Specify)
-------------------------------------------          ---------------------------

                           X Filed by One Reporting Person.
                           _ Filed by more than One Reporting Person.
-------------------------------------------          ---------------------------



               TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
--------------------------------------------------------------------------------

1. Title of Security:            Common Stock
-----------------------     -----------------------       ----------------------

2. Transaction Date:
-----------------------     -----------------------       ----------------------

3. Transaction Code
-----------------------     -----------------------       ----------------------

4. Securities Acquired
(A) or Disposed (D):
Amount:
A or D:
Price:
-----------------------     -----------------------       ----------------------

5. Amount of Securities             4,040,000
   Beneficially owned at
   end of Month:
-----------------------     -----------------------       ----------------------

6. Ownership Form:                      D
Direct (D) or Indirect (I):
-----------------------     -----------------------       ----------------------

7. Nature of Indirect
Beneficial Ownership:
-----------------------     -----------------------       ----------------------

     *If the form is filed by more than one Reporting Person, see instruction 5(b)(v) Reminder: Report on a separate Line for each class of securities beneficially owned directly or indirectly.


1.  Title of Derivative Security:                                                                                         C.S.
                                                                   Convertible       Convertible     Convertible        Warrants
                                                                    Debenture         Debenture       Debenture
---------------------------------------------------------------  ----------------  --------------- ---------------- ----------------
2.  Conversion or Exercise Price of
    Derivative Security:                                              $0.25             $0.25           $0.25            $0.25
---------------------------------------------------------------  ----------------  --------------- ---------------- ----------------
3.  Transaction Date (M/D/Y):                                       8/11/1999          6/1/2000       7/31/2000        8/11/1999
---------------------------------------------------------------  ----------------  --------------- ---------------- ----------------
4.  Transaction Code:                                                   P                 P               P                P
---------------------------------------------------------------  ----------------  --------------- ---------------- ----------------
5.  Number of Derivative Securities Acquired
(A) or Disposed of (D):                                                 A                 A               A                A
                                                                   3,000,000         1,000,000       1,400,000        3,000,000
---------------------------------------------------------------  ----------------  --------------- ---------------- ----------------
6.  Date Exercisable:                                               8/11/1999         6/1/2000       7/31/2000        8/11/1999
     Expiration Date:                                               8/11/2001         6/1/2005       7/31/2005        6/1/2005
---------------------------------------------------------------  ----------------  --------------- ---------------- ----------------
7.  Title of Underlying Securities:                                 Common           Common           Common           Common
                                                                    Stock            Stock            Stock            Stock
     Amount or number of Shares:                                    3,000,000        1,000,000        1,400,000        3,000,000
---------------------------------------------------------------  ----------------  --------------- ---------------- ----------------
8.  Price of Derivative Security:                                   $750,000         $250,000         $350,000         $750,000
---------------------------------------------------------------  ----------------  --------------- ---------------- ----------------
9.  Number of Derivative Securities Beneficially Owned  at end of Month:
---------------------------------------------------------------  ----------------  --------------- ---------------- ----------------
10. Ownership of Derivative Securities; (D) Direct or (I) Indirect:    D                 D               D                D
---------------------------------------------------------------  ----------------  --------------- ---------------- ----------------
11. Nature of Indirect Beneficial Ownership:
----------------------------------------------------------------------------  ----------------  --------------- ---------------- ---





                                                   Date:  08/09/00
                                                        ------------------------

/s/ M.G. Robertson
------------------------------------------------
M.G. Robertson
**Signature of Reporting Person